Exhibit 99.1

                   American Spectrum Realty Reports
  Third Quarter Results; Rental Revenues Increased 9% from Last Year

    HOUSTON--(BUSINESS WIRE)--Nov. 9, 2005--

   Corporate General and Administrative Expenses Decreased 28% from
                               Last Year

    American Spectrum Realty, Inc. (AMEX:AQQ), a real estate investment and management company located in Houston, Texas, announced today its results for the third quarter of 2005.
    The Company's net loss was $1.3 million, or $0.92 per share, for the third quarter of 2005 compared to a net loss of $5.0 million, or $3.17 per share, for the third quarter of 2004, which reduced its net loss by $3.7 million for the quarter. The net loss for the quarter ended September 30, 2005 included income from discontinued operations of $1.5 million compared to a loss from discontinued operations of $2.3 million for the quarter ended September 30, 2004.
    For the quarter ended September 30, 2005, the Company's rental revenue increased $501,000, or 9.1%, from $5.5 million to $6.0 million compared with the quarter ended September 30, 2004. This increase was due to $278,000 in revenue generated from the acquisition of two office properties in August and October 2004 and $223,000 in higher revenues from the Company's other properties ("Same Properties"). The increase in Same Properties revenue was in large part due to occupancy fluctuations between periods as well as increases in CAM revenue and roof-top lease revenue. Rental revenue from the two acquired properties was included in the Company's results since their respective dates of acquisition. The weighted average occupancy of the Company's properties held for investment at September 30, 2005 and 2004 was 86%.
    For the quarter ended September 30, 2005, the Company reduced its corporate general and administrative expenses $342,000 or 27.5%. This decrease was in large part due to a decrease in compensation expense as a result of a reduction of corporate staff, lower corporate insurance expense and other cost cutting measures implemented by management.
    Net loss for the nine months ended September 30, 2005 was $3.8 million, or $2.58 per share, compared with a net loss of $9.7 million, or $6.23 per share, for the nine months ended September 30, 2004. The net loss for the nine months ended September 30, 2005 included income from discontinued operations of $3.7 million compared to a loss from discontinued operations of $2.6 million for the quarter ended September 30, 2004.
    During the third quarter of 2005, the Company sold Richardson Plaza a 107,827 square foot shopping center located in South Carolina for $5.0 million. A gain of $1.5 million was generated from the sale, which is reflected as discontinued operations in the consolidated statements of operations. Proceeds of $552,000 (net of the repayment of debt and sales costs) are currently held in escrow.
    In October 2005, the Company sold The Lakes, a 408-unit apartment property located in Missouri for $17.1 million. Proceeds of $4.7 million (net of the assumption of debt, repayment of debt and sales costs) are currently held in escrow. The Company anticipates a gain will be recognized in the fourth quarter of 2005 related to the sale.
    William J. Carden, President of American Spectrum, said, "The sale of these two properties are part of our strategy to sell non-core property types--apartment and shopping center properties--and to sell properties located in the Midwest and Carolina's--our non-core markets. We plan on utilizing the net proceeds generated from these sales as a source to facilitate the funding of future acquisitions in Texas, California and Arizona - our core markets."
    The Company expended $2.9 million and $3.9 million for capital improvements to real estate assets for the nine months ended September 30, 2005 and 2004, respectively. The operating losses and capital improvements to real estate assets were funded by property sales and refinancing activities.
    Results for the nine months ended September 30, 2005 and 2004 reflect the following non-cash items (in thousands):



                                                   Nine Months Ended
                                                      September 30,
                                                     2005      2004
                                                   --------- ---------
Non-Cash Charges:
Depreciation and amortization from real estate
 held for investment                                 $7,791    $6,995
Deferred compensation expense                            55        83
Loss on extinguishment of debt                            -       827
                                                   --------- ---------
Total-Cash Charges                                    7,846     7,905

Non-Cash Items:
Deferred rental income                                 (154)     (441)
Minority interest                                      (555)   (1,390)
Interest on receivable from principal stockholders      (39)      (50)
Amortization of loan premiums                          (344)     (391)
Amortization of note receivable discount                  -       (58)
Mark-to-market adjustments on interest rate
 protection agreements                                    -       (65)
                                                   --------- ---------
Total Non-Cash Items                                 (1,092)   (2,395)


    American Spectrum Realty, Inc. is a real estate investment and management company that owns 22 office, industrial, and retail properties aggregating over 1.8 million square feet in California, Texas, Arizona, South Carolina and the Midwest. Publicly traded on the American Stock Exchange since November 2001, American Spectrum Realty's business plan focuses on expansion of office and industrial property investments in California, Texas and Arizona.
    Certain matters discussed in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including the risks and uncertainties of acquiring, owning, operating and disposing of real estate. Such risks and uncertainties are disclosed in the Company's past and current filings with the U.S. Securities and Exchange Commission.

    -Financial Tables Follow-



                            Three Months Ended    Nine Months Ended
                               September 30,         September 30,
                           -------------------------------------------
                             2005       2004       2005       2004
                           --------------------- ---------------------
REVENUES:
Rental revenue                $6,036     $5,535    $17,955    $17,329
Interest and other income         79         49        334        209
                           ---------- ---------- ---------- ----------
  Total revenues               6,115      5,584     18,289     17,538
                           ---------- ---------- ---------- ----------

EXPENSES:
Property operating expense     2,927      2,255      7,791      6,465
General and administrative       901      1,243      2,745      3,551
Depreciation and
 amortization                  2,641      2,358      7,791      6,995
Interest expense               2,640      2,862      8,004      8,173
                           ---------- ---------- ---------- ----------
   Total expenses              9,109      8,718     26,331     25,184

OTHER LOSS:
Loss on extinguishment of
 debt                              -       (214)         -       (827)
                           ---------- ---------- ---------- ----------
   Total other loss                -       (214)         -       (827)
                           ---------- ---------- ---------- ----------

Net loss before minority
 interest and discontinued
 operations                   (2,994)    (3,348)    (8,042)    (8,473)

Minority interest                197        704        555      1,390
                           ---------- ---------- ---------- ----------

Net loss before
 discontinued operations      (2,797)    (2,644)    (7,487)    (7,083)

Discontinued operations:
   Loss from discontinued
    operations                   (71)       (18)      (313)      (335)
   Gain (loss) on sale of
    discontinued operations    1,535     (2,298)     3,995     (2,298)
                           ---------- ---------- ---------- ----------
     Income (loss) from
      discontinued
      operations               1,464     (2,316)     3,682     (2,633)
                           ---------- ---------- ---------- ----------

       Net loss              $(1,333)   $(4,960)   $(3,805)   $(9,716)
                           ========== ========== ========== ==========

Basic and diluted per share
 data:
   Net loss before
    discontinued operations   $(1.94)    $(1.69)    $(5.08)    $(4.54)
   Income (loss) from
    discontinued operations     1.02      (1.48)      2.50      (1.69)
                           ---------- ---------- ---------- ----------
   Net loss                   $(0.92)    $(3.17)    $(2.58)    $(6.23)
                           ========== ========== ========== ==========

Basic weighted average
 shares used               1,441,866  1,564,885  1,472,549  1,558,859



                                           September 30, December 31,
                                                2005          2004
                                           ------------- -------------

Real estate held for investment, net           $147,344      $151,825
Cash                                                848           589
Total assets                                    178,837       187,545
Notes payable, net of premiums                  134,835       134,059
Total liabilities                               166,923       170,626
Total stockholders' equity                        7,001        11,427




    CONTACT: American Spectrum Realty, Inc.
             William J. Carden, 713-706-6200